CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the use in the prospectus constituting a part of this Registration Statement on Form SB-2/A, Post-Effective Amendment No. 2 of ImVisioN Therapeutics, Inc. of our report dated March 29, 2007, relating to the consolidated financial statements of ImVisioN Therapeutics, Inc. as of December 31, 2006 and for the year then ended, and for the period January 28, 2005 (date of inception) to December 31, 2006, which are contained in that prospectus. We also hereby consent to the reference to us under the heading “Experts” in such Registration Statement.

Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ WithumSmith+Brown, P.C.
Princeton, New Jersey
April 6, 2007